Supplement, Dated January 22, 1996, to
Pricing Supplement No. 18 Dated December 15, 1995
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)

                      U.S.$4,000,000,000

                 FORD MOTOR CREDIT COMPANY             Rule 424(b)(3)
                                                   Registration Statement
            Medium-Term Notes Due from 9 Months       No. 33-55945
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $250,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.887% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              December 21, 1995

Principal Amount:        $250,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 28 basis points

Interest Reset Dates:    The third Wednesday of each March, June, September
                         and December, commencing March 20, 1996


Interest Payment Dates:  The third Wednesday of each March, June, September and December, commencing March 20, 1996

Stated Maturity:         March 21, 2001

Reference Agent:         Chemical Bank




                       GOLDMAN, SACHS & CO.